EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective the 1st day of January, 2011 by and between DIRECT INSITE CORP., a Delaware corporation (hereinafter the "Company"), and Matthew E. Oakes, an individual residing at 1977 Gulf Shore Boulevard North, Unit 206, Naples, Florida  34102 (hereinafter referred to as "Oakes").

W I T N E S S E T H:

WHEREAS, the Company desires to enter into this Agreement with Oakes; and

WHEREAS, Oakes desires to enter into this Agreement with the Company;

NOW, THEREFORE, it is agreed as follows:

1.           Prior Agreements Superseded.  This Agreement supersedes any services, consulting or other agreements, oral or written, entered into between Oakes and the Company prior to the date of this Agreement except for stock options and restricted stock or other equity-based awards previously granted to Oakes, which stock options and awards shall continue in full force and effect, under the terms and conditions effective when they were issued.

2.           Services.  The Company hereby agrees to employ Oakes and Oakes hereby agrees to continue serving as President and Chief Operating Officer of the Company, with commensurate responsibilities.  Oakes shall serve in similar capacities of such of the subsidiary corporations of the Company as may be selected by the Board without additional compensation. Notwithstanding the foregoing, it is understood that the duties of Oakes during the performance of services shall not be inconsistent with his position and titles as President and Chief Operating Officer of the Company.  Any change in responsibilities would be negotiated and provided in a mutually agreed contract or contract revision.

3.           Term.  Subject to earlier termination on the terms and conditions hereinafter provided, the term of this Agreement shall cover the period January 1, 2011 through and ending on December 31, 2012.

4.           Compensation.  For all services rendered by Oakes under this Agreement, compensation shall be paid to Oakes as follows:

(a)            Oakes shall receive $16,667 per month ($200,000 per year) as base salary, which shall be reviewed by the Company each year, and shall be subject to such increases (but not decreases) as the Company may determine, taking into consideration, among other things, the Company’s and the Employee’s performance during the preceding year as well as increases in the cost of living and other factors (“Base Salary”).  Oakes shall be eligible to receive an annual incentive bonus (“Annual Bonus”), with a target bonus equal to 30% of Base Salary.  80% of the Annual Bonus shall be based on the Company’s attainment of revenue growth and cash flow from operations as set forth in its annual commitment plan approved by the Board of Directors that will include a threshold opportunity of 50% of attainment and a maximum payout of 150% of attainment.  20% of the Annual Bonus will be based on individual objectives as determined by the Compensation Committee of the Board.  As used in this Agreement, “Base Salary” shall refer to the Base Salary as may be increased from time to time hereunder.  Any Annual Bonus shall be paid not later than the fifteenth (15th) day of the third (3rd) month after the conclusion of the fiscal year with respect to which it is earned.

(b)           Equity grants in 2011 and 2012 will be based on an assessment of performance in early- to mid- 2011 and 2012, respectively.

(c)           Oakes shall be entitled to fully participate in all benefit programs available to executive employees of the Company during his employment with the Company.

5.           Expenses.  (a) Oakes shall be provided the use of an automobile and payment of related expenses.  (b) Oakes shall be reimbursed for all other out-of-pocket office expenses reasonably incurred by him in the performance of his duties hereunder. All expenses due hereunder shall be paid or reimbursed to Oakes within 30 days after receipt by the Company of documentation therefor.

6.           Termination of Employment.  Oakes’s employment with the Company and this Agreement shall terminate upon the earliest of the following events:  (i) Oakes’s termination of employment by the Company without “cause” (as defined below); (ii) Oakes’s resignation from employment with the Company for “good reason” (as defined below); (iii) Oakes’s death, (iv) Oakes’s “disability” (as defined below); (v) Oakes’s termination of employment by the Company for “cause”;  (vi) Oakes’s voluntary resignation from employment with the Company without “good reason”; or (vii) the non-renewal of this Agreement upon its termination on December 31, 2012.

7.           Severance Benefits.  Oakes shall be entitled to the severance benefits provided for in subsection (c) hereof in the event of his termination of employment by the Company without “cause” (as defined below) or in the event of his resignation from employment with the Company for “good reason” (as defined below).  In such event, Oakes shall have no duty to mitigate damages hereunder.  Oakes and the Company acknowledge that the foregoing provisions of this paragraph 7 are reasonable and are based upon the facts and circumstances of the parties at the time of entering into this Agreement, and with due regard to future expectations.

(a) For purposes of this Agreement, the term “cause” shall mean:

(i)            Oakes’s willful and continued refusal to endeavor in good faith to substantially perform his duties under this Agreement (other than any such failure resulting from his incapacity due to physical or mental illness) after demand for substantial performance is delivered to Oakes by the Board which specifically identifies the manner in which the Board believes Oakes has not substantially performed his duties.

(ii)           Any act of fraud, embezzlement or theft finally determined by a court of competent jurisdiction to have been committed by Oakes whether or not in connection with his duties or in the course of his performance as defined in this Agreement, which substantially impairs his ability to perform his duties hereunder.

(iii)           Any willful disclosure by Oakes of any material confidential information or trade secrets of the Company or its affiliates.

For purposes of this paragraph, no act or failure to act on Oakes’s part shall be considered “willful” unless done, or omitted to be done, by Oakes not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.  Further, any act or failure to act based upon authority given by the Board or the written advice of counsel to the Company shall be conclusively deemed to be done or omitted to be done by Oakes in “good faith” and in the best interest of the Company and shall not constitute “cause” for purposes of this paragraph.

Notwithstanding the foregoing, Oakes shall not be deemed to have been terminated from employment for “cause” unless and until there shall have been delivered to him a copy of a written notice of termination of employment from the Board after the Company has given reasonable written notice to Oakes detailing the specific cause events and a period of not less than 30 days following receipt of such notice to cure such event and if such event is not so cured, an opportunity for Oakes with his counsel to be heard before the members of the Board finding that in the good faith opinion of such members of the Board that Oakes was guilty of the conduct set forth in clauses (i), (ii), (iii) or (iv) of this paragraph and specifying the particulars thereof in detail.

(b)             For purposes of this Agreement, Oakes shall have “good reason” to terminate his employment with the Company for the following circumstances:

(i)	the Company removes Oakes from either the position of President or Chief Operating Officer;

(ii)	material diminution in compensation as defined in paragraph 4(a) of this Agreement;

(iii)	material diminution in Oakes’s authority, duties, or responsibilities;

(iv)	material diminution in Oakes’s budget authority;

(v)	material breach of this Agreement by the Company; or

(vi)	material change in geographic location at which Oakes is required to perform services.

provided, however, that (i) Oakes shall provide notice to the Company of the “good reason” condition within 90 days after the initial existence of the condition, and (ii) the Company shall be given at least 30 days to cure such “good reason” condition.

(c)            The severance benefits to be paid to Oakes in the event of his termination of employment without “cause “or his resignation from employment for “good reason” shall consist of:

i) (x) A lump sum cash payment, payable upon Oakes’s termination of employment, equal to 1.3 times his annual Base Salary;   (y) immediate vesting of all Company stock options, restricted stock and other outstanding equity based awards; and (z) a lump sum, cash payment, payable upon Oakes’ termination of employment, equal to (I) Oakes annual automobile cost (including related expenses), based on such costs for the preceding 12 months, and (II) 12 months Cobra coverage.

ii) All “Accrued Obligations,” comprised of (w) Base Salary through the date of termination of employment, payable on the first payroll date coincident with or next following the date of employment termination, (x) any unpaid Annual Bonus with respect to any fiscal year of the Company completed prior to the date of termination of employment (except upon an involuntary termination of employment for “cause” or the existence of “cause” and prior to payment is found following a voluntary termination of employment), payable on the first payroll date coincident with or next following the date of employment termination, (y) all accrued and vested benefits under employee pension (including 401(k)) and welfare plans in which Oakes participates, in accordance with applicable plan terms, and (z) unreimbursed business expenses, including those set forth in paragraph 5 of this Agreement, incurred through the termination of employment date, in accordance with the Company’s business expense reimbursement policy.

(d)  To the extent applicable, it is intended that this Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be interpreted in a manner consistent with this intent. Notwithstanding anything else contained herein to the contrary, any payment that constitutes a “deferral of compensation” subject to Section 409A of the Code required to be made to Oakes hereunder upon his termination of employment (including any payment pursuant to this paragraph 7) shall, if Oakes is a “specified employee” within the meaning of Section 409A of the Code at the time of such termination, be made promptly on the earlier of (i) the six month anniversary of Oakes’s date of termination of employment, and (ii) his death, in each case to the extent necessary to avoid imposition on Oakes of any tax penalty imposed under Section 409A of the Code.  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treasury Regulations §§1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)), other applicable provisions of Treasury Regulations §1.409A-1 through A-6, and any other applicable exceptions as may be in effect from time to time under Section 409A of the Code.  Solely for purposes of determining the time and form of payments due Oakes under this Agreement (including any payments due under paragraph 7 of this Agreement or otherwise in connection with his termination of employment with the Company), Oakes shall not be deemed to have incurred a termination of employment unless and until he shall incur a “separation from service” within the meaning of Section 409A of the Code. To the extent that the Company and Oakes determine that any provision of this Agreement could reasonably be expected to result in Oakes’s being subject to the payment of interest or additional tax under Section 409A, the Company and Oakes agree, to the extent reasonably possible as determined in good faith, to amend this Agreement, retroactively, if necessary, in order to avoid the imposition of any such interest or additional tax under Section 409A of the Code in a manner that preserves Oakes’s economic interests prior to such imposition. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Oakes’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

8.             Death.  In the event of Oakes’s termination of employment due to his death, he or his estate (as the case may be) shall be entitled to (i) the Accrued Obligations pursuant to paragraph 7 (c)(ii) of this Agreement, and (ii) the current year Annual Bonus, which will paid on a prorata basis based on year-end results.  Prorata refers to the number of days served by Mr. Oakes up to the employment termination date divided by the number of days in the year.  In addition, all of Oakes’s Company stock options, restricted stock, and other outstanding equity based awards shall immediately vest upon Oakes’s employment termination by reason of death.  Any prorated Annual Bonus shall be paid at such time as the bonus would have been paid hereunder had Oakes’s employment continued through the Annual Bonus payment date.

9.             Disability.  In the event of Oakes’s termination of employment due to his “disability” (as defined below), he shall be entitled to (i) the Accrued Obligations pursuant to paragraph 7 (c)(ii) of this Agreement, and (ii) the current year Annual Bonus, which will paid on a prorata basis based on year-end results.  Prorata refers to the number of days served by Mr. Oakes up to the employment termination date divided by the number of days in the year.  In addition, all of Oakes’s Company stock options, restricted stock, and other outstanding equity based awards shall immediately vest upon Oakes’s employment termination by reason of “disability.”  For purposes of this Agreement, “disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.  Any prorated Annual Bonus shall be paid at such time as the bonus would have been paid hereunder had Oakes’s employment continued through the Annual Bonus payment date.

10.           Termination for Cause or without Good Reason.  In the event of Oakes’s termination of employment by the Company for “cause” (as defined above) or Oakes’s voluntary resignation from employment with the Company without “good reason” (as defined above), Oakes shall be entitled to receive the Accrued Obligations pursuant to paragraph 7(c)(ii) of this Agreement.

11.           Non-Renewal of Agreement.   In the event this Agreement terminates on December 31, 2012 and is not renewed, Oakes will be entitled to the Accrued Obligations pursuant to paragraph 7(c)(ii) of this Agreement.

12.           Non-Competition.

(a)           Oakes agrees that during his employment with the Company and, if qualified for severance payments as described in paragraph 7 (c)(i) of this Agreement, during the term of the severance payments, he will not, without the prior written approval of the Board, directly or indirectly, through any other individual or entity, (i) become an officer or employee of, or render any services (including consulting services) to, any competitor of the Company, (ii) solicit, raid, entice or induce any customer of the Company to cease purchasing goods or services from the Company or to become a customer of any competitor of the Company, and Oakes will not approach any customer for any such purpose or authorize the taking of any such actions by any other individual or entity, or (iii) solicit, raid, entice or induce any employee of the Company, and Oakes will not approach any such employee for any such purpose or authorize the taking of any such action by any other individual or entity.  However, nothing contained in this paragraph 12 shall be construed as preventing Oakes from investing his assets in such form or manner as will not require him to become an officer or employee of, or render any services (including consulting services) to, any competitor of the Company.

(b)           During Oakes’s employment with the Company and at all times thereafter, Oakes shall not disclose to any person, firm or corporation other than the Company any trade secrets, trade information, techniques or other confidential information of the business of the Company, its methods of doing business or information concerning its customers learned or acquired by Oakes during Oakes’s relationship with the Company and shall not engage in any unfair trade practices with respect to the Company.

13.           Enforcement.

(a)           The necessity for protection of the Company and its subsidiaries against Oakes’s competition, as well as the nature and scope of such protection, has been carefully considered by the parties hereto in light of the uniqueness of Oakes’s talent and his importance to the Company.  Accordingly, Oakes agrees that, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) for the purpose of restraining Oakes from any actual or threatened breach of the covenants contained in paragraph 12 of this Agreement.

(b)           If for any reason a court determines that the restrictions under paragraph 12 of this Agreement are not reasonable or that consideration therefore in adequate, the parties expressly agree and covenant that such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in paragraph 12 as will render the restrictions valid and enforceable.

14.            Notices.  Any notice to be given to the Company or Oakes hereunder shall be deemed given if delivered personally or mailed by certified or registered mail, postage prepaid, to the other party hereto at the following addresses:

To the Company:	Direct Insite Corp.
80 Orville Drive
Bohemia, New York 11716

Copy to:	David H. Lieberman, Esq.
Beckman, Lieberman & Barandes, LLP
116 John Street
Suite #1313
New York, New York 10038

To: Oakes:	Matthew E. Oakes
1977 Gulf Shore Boulevard North
Unit 206
Naples, Florida 34102

Copy to:	matthew.oakes@directinsite.com

And

Gary Simon, Esq.
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004

Either party may change the address to which notice may be given hereunder by giving notice to the other party as provided herein.

15.           Attorneys Fees.  The Company shall reimburse Oakes for his reasonable attorney’s fees and expenses incurred in connection with entering into this Agreement.

16.           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon Oakes, his heirs, executors, administrators and legal representatives.  No party may assign this Agreement without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of its assets, provided, however, that the Company shall require such successor to expressly assume and agree to perform this Agreement to the same manner and to the same extent that the Company would be required to perform it if no such succession has taken place.

17.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties except as specifically otherwise indicated herein.

18.       Jurisdiction and Venue.  It is hereby irrevocably agreed that all disputes or controversies between the Company and  Oakes arising out of, in connection with or relating to this Agreement shall be exclusively heard, settled and determined by arbitration to be held in the City of New York, County of New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association to be conducted before three arbitrators, who shall all be either  attorney(s) or retired judge(s) licensed to practice law in the State of New York. York, New York. Any award made by such arbitrators shall be binding and conclusive for all purpose thereof and may be entered as a final judgment in any court of competent jurisdiction. The parties also agree that judgment may be entered on the arbitrator's award by any court having jurisdiction thereof and the parties consent to the jurisdiction of any court located in the City of New York, County of New York, or in the State of New York for this purpose. The cost and expenses of such arbitration shall be borne in accordance with the determination of the arbitrators and may include reasonable attorney’s fees, however, Oakes’s maximum liability for costs and fees shall not exceed $5,000. Each party hereby further agrees that service of process may be made upon it by registered or certified mail or personal service at the address provided for herein. In the event of any material breach of this Agreement by the Company, when no material breach has occurred by Oakes, actual damages would be difficult to determine, and the parties, therefore, agree that as liquidated damages Oakes shall be entitled to receive the balance of the compensation/ payments and benefits specified in paragraph 7(c) of this Agreement.

19.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Florida.

20.           Indemnification. The Company indemnifies Oakes to the maximum extent  permitted by law and to the maximum extent permissible for all activities taken since he has been involved with the Company and for 5 years after his termination of employment hereunder in accordance with the  Indemnification Agreement executed between Oakes and the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

DIRECT INSITE CORP.

By:  /s/ Michael Beecher
Michael Beecher / Chief Financial Officer

/s/ Matthew E. Oakes
Matthew E. Oakes